UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                      FORM 8-K/A



                                    CURRENT REPORT



        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


            Date of Report (Date of earliest event reported)  May 25, 1995



                                INGERSOLL-RAND COMPANY
                (Exact name of registrant as specified in its charter)



            New Jersey                   1-985                 13-5156640
     (State of incorporation)         (Commission          (I.R.S. Employer
                                      File Number)         Identification No.)



            Woodcliff Lake, New Jersey                  07675
     (Address of principal executive offices)         (Zip Code)



         Registrant's telephone number, including area code (201) 573-0123



     ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

               The following financial statements are hereby filed as part of this report:

     7.) Unaudited consolidated balance sheet of Clark at March 31, 1995 and the unaudited consolidated statements of income and retained earnings, and cash flows for the three months ended March 31, 1995 and 1994 are attached.

[CAPTION]

CLARK EQUIPMENT COMPANY AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF INCOME AND RETAINED EARNINGS (UNAUDITED)
Three months ended March 31,

(Amounts in Thousands, except per share data)                 1995        1994
Net sales ................................................  $ 313,124 $ 205,163

Operating costs and expenses:
   Cost of goods sold ....................................    246,692   162,087
   Selling, general and administrative expenses ..........     35,110    25,547
                                                              281,802   187,634
Operating income  ........................................     31,322    17,529
Other income, net ........................................      4,466     7,016
Interest expense  ........................................     (5,390)   (5,570)
Pre-tax income from continuing operations ................     30,398    18,975
Provision for income taxes ...............................     10,346     6,659
Income from continuing operations ........................     20,052    12,316
Income from discontinued operations ......................     20,337    14,588

Net income................................................     40,389    26,904

Add: Income retained at beginning of period ..............    254,643    92,708
Income retained at end of period .........................  $ 295,032 $ 119,612

Income per share:
   From continuing operations...........................    $   1.16  $     .70
   From discontinued operations.........................        1.18        .84
   Net income ..........................................    $   2.34  $    1.54

Average number of shares................................      17,294     17,449
Number of shares outstanding at end of period  .........      17,101     17,411

* Restated to reflect the equity in net income of VME Group N.V. as a discontinued operation.

See Notes to Financial Statements











CLARK EQUIPMENT COMPANY AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEET (UNAUDITED)
                                                          Amounts in Thousands
                                                           Mar. 31        Dec. 31,
                                                             1995         1994
Cash, cash equivalents and short-term investments ....    $ 47,046         $ 228,604

Accounts and notes receivable .........................    186,808           108,460
Accounts receivable from associated companies .........      1,703             1,085
Inventories:
     Raw Materials ...................................      52,505            37,070
      Work-in-process and finished goods ..............    117,383            86,658
          Total inventory .............................    169,888           123,728
Investment and advances, discontinued operations (VME).    216,280                -
Deferred tax assets ...................................     27,400            24,384
Other current assets ..................................     12,492             8,862
          Total current assets ........................    661,617           495,123
Investment and advances-associated companies ..........      8,957            12,555
Investment and advances,discontinued operations (VME)..        -             195,943
Deferred tax assets-net ...............................     96,891           100,402
Property, plant and equipment - at cost ...............    432,513           382,523
Less accumulated depreciation .........................    220,196           201,384
          Net property, plant and equipment ...........    212,317           181,139
Goodwill...............................................    379,095           167,272
Other assets ..........................................     50,517            41,465
                                                       $ 1,409,394       $ 1,193,899
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes payable .........................................$    97,191        $   11,944
Accounts payable and accruals .........................    180,075           127,161
Accrued payrolls, social security and general taxes ...     36,156            29,967
Accrued postretirement benefits - current .............     19,481            21,132
Taxes on income .......................................      7,933             1,547
Deferred income taxes .................................        672               715
Current installments on long-term debt ................     18,574            12,140
      Total current liabilities .......................    360,082           204,606
Long-term debt ........................................    225,489           193,294
Other non-current liabilities .........................    102,067            93,994
Accrued postretirement benefits .......................    244,876           241,837
Deferred income taxes .................................      7,533             8,008
          Total liabilities ...........................    940,047           741,739
Stockholders' Equity:
Preferred stock - authorized 3,000,000 shares at
     $1.00 par value - none issued ...................        -                    -
Capital stock common - authorized 40,000,000 shares at
     $7.50 par value - issued 19,194,684 shares at
     March 31, 1995 and December 31, 1994 ............     143,960           143,960
Capital in excess of par value of stock ...............    180,228           180,107
Retained earnings .....................................    295,032           254,643
Cumulative translation and other adjustments ..........    (54,166)          (47,211)
                                                           565,054           531,499
Less, common stock held in treasury, at cost -
     2,093,288 shares and 1,793,709 shares at the
     respective dates.................................     (69,838)          (53,470)
Less, unallocated LESOP shares purchased with debt -
834,494 shares at March 31, 1995 and December 31, 1994 .   (25,869)          (25,869)
          Total stockholders' equity ...................   469,347           452,160
                                                        $1,409,394        $1,193,899

See Notes to Financial Statements

CLARK EQUIPMENT COMPANY AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF CASH FLOWS (UNAUDITED)
Three months ended March 31
                                                     Amounts in Thousands
                                                       1995         1994*

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .....................................   $ 40,389      $ 26,904
Less, income from discontinued operations ......    (20,337)      (14,588)
Adjustments to reconcile net income to net cash
      provided by operating activities:
     Depreciation .............................       9,056         7,499
     Amortization of intangibles ..............       1,338           464
     Exchange loss ............................       6,577           171
     Employee benefit expense funded
          with treasury stock ................          565           253
     Loss of unconsolidated companies .........         150             -
     Increase in receivables and other current
          assets..............................      (38,087)      (21,806)
     Decrease in refundable income taxes ......        -            2,423
     Decrease(increase) in inventory ..........     (18,162)        1,788
     Decrease (increase) in net deferred tax
          assets..............................         (147)          484
     Increase in payables and accruals ........      27,287        10,214
     Increase in other non-current assets .....      (1,236)         (715)
     Increase in other long-term liabilities ..       7,454         4,910
     Other.....................................          25            (1)
Net cash provided by operating activities ......     14,872        18,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of acquisition - net of cash acquired .....   (245,173)          -
Additions to properties ........................    (16,722)       (6,982)
Sales of properties ............................        139           269
Decrease (increase) in short-term investments ..    180,200       (21,300)
Decrease (increase) in investments and
advances--associated companies .................          4            (1)
    Net cash used in investing activities ......    (81,552)      (28,014)

CASH FLOWS FROM FINANCING ACTIVITIES:
Additions to long-term borrowings ..............         83           -
Payments on long-term debt .....................       (494)         (417)
Increase in notes payable-current ..............     84,127         1,873
Repurchase of shares and placed in treasury ....    (16,933)           -
Other...........................................        121           115
     Net cash provided  in financing activities      66,904         1,571

Effect of exchange rate changes on cash ........     (1,582)         (469)
Cash flows from discontinued automotive operations      -          (2,769)
Decrease in cash and cash equivalents ..........     (1,358)      (11,681)
Cash and cash equivalents at beginning of year .     48,404        35,228
Cash and cash equivalents at end of period .....     47,046        23,547
Short-term investments (cost approximates market)       -         221,900
Cash, cash equivalents and short-term investments  $ 47,046      $245,447


* Restated to separately reflect cash flows from discontinued operations.

See Notes to Financial Statements



            CLARK EQUIPMENT COMPANY AND CONSOLIDATED SUBSIDIARIES
                        NOTES TO FINANCIAL STATEMENTS
General Information

These financial statements have been prepared from the unaudited financial records of the Clark Equipment Company (Clark). The statements should be read in conjunction with Clark's 1994 Annual Report filed on Form 10-K. In the opinion of Clark management, all adjustments necessary for a fair statement of the results of operations for the interim periods have been reflected. All adjustments are of a normal and recurring nature except as otherwise discussed.

Net income per share amounts are in dollars, based on the average number of shares outstanding for the period, taking into account the dilutive effect of common stock equivalents under Clark's stock option plans. The number of shares used to compute net income per share for the three month periods ended March 31, 1995 and March 31, 1994, were 17,293,583 and 17,449,303, respectively. There were no dividends paid during the three months ending March 31, 1995 or March 31, 1994.

7,738 shares of common stock were reserved for issuance pursuant to the exercise of options under the Clark 1985 Stock Option Plan on March 31, 1995. Options for 7,738 shares were outstanding under the Clark 1985 Stock Option Plan on the same date.

On May 10, 1994, the stockholders of Clark approved the 1994 Clark Long Term Incentive Plan ("LTIP") and the Clark Stock Acquisition Plan for Non-Employee Directors ("Director Stock Plan"). 850,000 shares and 150,000 shares were authorized for issuance under the LTIP and the Director Stock Plan respectively. Options for 88,400 shares were outstanding at March 31, 1995 under the LTIP.

In addition to the above options, there were performance units outstanding at March 31 of 393,966 in 1995 and 464,139 in 1994. These performance units are equivalent to free-standing stock appreciation rights. When the performance units are surrendered, the grantee receives a cash payment for each unit surrendered, equal to the amount by which the price of Clark stock on the date of surrender exceeds the exercise price.

Organizational Developments

Acquisitions:

In May 1994, Clark acquired the stock of Blaw-Knox Construction
Equipment Corporation ("Blaw-Knox"), a leading manufacturer of asphalt pavers, for approximately $145 million. If Clark had acquired Blaw-Knox at January 1, 1994, sales in the first quarter of 1994 would have increased by approximately $26.3 million and net income would have increased by approximately $2.2 million.

Clark acquired the stock of Club Car, Inc. ("Club Car"), a leading manufacturer of golf cars and utility vehicles on March 13, 1995 for approximately $245 million (net of cash acquired). Included in the first quarter of 1995 sales are sales of approximately $12 million related to Club Car. Club Car's operations had an immaterial effect on the 1995 first quarter income.

Sale of VME:

On April 13, 1995, Clark sold its interest in VME Group N.V. ("VME"), its 50 percent owned construction equipment joint venture, to A.B. Volvo for $573 million. Clark is expected to net approximately $430 million after expenses and taxes and realize a gain on the transaction of approximately $270 million. Clark filed a Form 8-K on April 21, 1995 showing the pro forma effects of this transaction on the December 31, 1994 balance sheet (after adjustments for the Club Car acquisition).

The first quarter results of VME are included in Clark's first quarter results as a discontinued operation. VME's results have been included to reflect Clark's continued ownership of VME through March 31, 1995. The remaining gain to be recorded on the sale of VME, after the recognition of VME's first quarter results, is approximately $250 million.

Tender Offer by Ingersoll-Rand:

On April 9, 1995, Clark and Ingersoll-Rand Company ("IR") entered into a Merger Agreement. Pursuant to the terms of this Merger Agreement, IR agreed to increase to $86 per share the purchase price offered under its tender offer to purchase 100% of the stock of Clark. The tender offer was originally scheduled to expire on May 5, 1995 but has been extended to May 12, 1995 to allow additional time for completion of review of the transaction by the Antitrust Division of the Justice Department. If a change of control occurs under the tender offer, certain additional liabilities will result under officer and employee benefit plans. The liabilities resulting from these change of control provisions will be reflected in Clark's financial statements if and when a change of control occurs and will be material to future results of operations. Clark also expects to incur expenses of approximately $18 million in connection with the IR tender offer and merger if they are consummated.

Statement of Cash Flows

The Statement of Cash Flows for the three months ended March 31, 1995 and 1994 has been prepared based on the continuing operations of Clark.
As such, the discontinued cash flows of Clark Automotive Products
Corporation ("CAPCO") and VME have been reflected separately within the Statement of Cash Flows.

Contingencies

Clark is self-insured with respect to product liability risk, although insurance coverage is obtained for catastrophic losses. Clark has pending approximately 63 claims, with respect to which approximately 47 suits have been filed alleging damages for injuries or deaths arising from accidents involving products manufactured by Clark's continuing operations. In the aggregate, these claims could be material to Clark. At March 31, 1995, Clark had accruals of approximately $19.5 million related to product liability exposures for known claims and for claims anticipated to have been incurred that have not yet been reported. The accruals have been determined based upon actuarial calculations using historical claims experience.
Clark has also recorded a receivable of $5.7 million for expected recoveries from insurance companies.

Clark is involved in numerous other lawsuits arising out of the ordinary conduct of its business. These lawsuits pertain to various matters, including warranties, civil rights, and other issues. The ultimate results of these claims and proceedings at March 31, 1995 are subject to a high degree of estimation and cannot be determined with complete precision. However, in the opinion of Clark management, either adequate provision for anticipated costs has been made through insurance coverage or accruals, or the ultimate costs will not materially effect the consolidated financial position of Clark.

Clark has given certain guarantees to third parties and has entered into certain repurchase arrangements relating to product distribution and product financing activities involving Clark's continuing operations.
As of March 31, 1995, guarantees are approximately $29 million and repurchase arrangements relating to product financing by an independent finance company approximate $108 million. It is not practicable to determine the additional amount subject to repurchase solely under dealer distribution agreements.

Under the repurchase arrangements relating to product distribution and product financing activities, when dealer terminations do occur, a newly selected dealer generally purchases the assets of the prior dealer and assumes any related financial obligation. Accordingly, the risk of loss to Clark is minimal, and historically Clark has incurred only immaterial losses relating to these arrangements.

Clark enters into forward exchange contracts to protect margins on projected future sales denominated in foreign currencies. Settlement dates on executed contracts are generally not more than 18 months in advance of the original execution date. In the first quarter 1995 results, a pretax reserve of $5.8 million was recorded on foreign exchange contracts.
Maximum risk of loss on these contracts is limited to the amount of the difference between the spot rate at the date of contract delivery and the contracted rate. Clark believes that future sales revenue will generate sufficient foreign currency to meet these commitments.

Clark is or may be liable for other matters, including contingencies related to the sale of its forklift truck business, Clark Material Handling Company ("CMHC"), and environmental issues.

Environmental

Clark is involved in environmental clean-up activities or litigation in connection with eight former waste disposal sites and four former plant locations. Clark is also involved in an environmental clean-up action at one current location. Additionally, Clark is a defendant in a lawsuit filed by the United States Environmental Protection Agency
(EPA) that seeks civil penalties for alleged violations of the Clean Water Act, arising out of the discharge of certain metal finishing wastewaters generated at a current plant operating site.

At each of the eight waste disposal sites, Clark contracted with independent waste disposal operators to properly handle the disposal of its waste. The EPA also has identified other parties responsible for clean-up costs at the waste disposal sites. Clark has and will continue to accrue for these costs when the liability can be reasonably estimated. As of March 31, 1995, Clark had reserves of approximately $15.4 million for potential future environmental clean-up costs. The environmental reserves represent Clark's current estimate of its liability for environmental clean-up costs and are not reduced by any possible recoveries from insurance companies. Clark's estimate of its liability is based upon: 1) the estimated costs of investigating and remediating the environmental contamination at each site and 2) Clark's estimated share of the liability at the site. Estimated costs of remediation can change as the site investigation and remediation progresses and additional information becomes available. Further, these estimated costs can change if the selected remedial action at a site is not effective and additional work is required. In addition, the development of new remediation technologies could impact these costs.

In estimating its share of the potential liability at a site, Clark takes into account the contributions to the clean-up costs that will be paid by other potentially responsible parties. Clark's share of the potential liability could therefore change if other potentially responsible parties become financially insolvent or dispute their liability. As a result of the possibility of changes in remedial cost estimates and in Clark's share of liability, Clark continually monitors the adequacy of its reserves and makes adjustments as necessary. Based upon the information presently available to it, Clark does not believe that it will incur any material costs in excess of the amount of its reserves as a result of any such changes.

Although Clark management cannot determine whether or not a material effect on future operations is reasonably likely to occur, it believes that the recorded reserve levels are appropriate estimates of the potential liability for environmental clean-up costs. Further, Clark management believes that the additional maximum exposure level in excess of the recorded reserve level would not be material to the financial condition of Clark. Although settlement of the reserves will cause future cash outlays, it is not expected that such outlays will materially impact Clark's liquidity position. Clark's expenditures in the first quarter of 1995 relating to environmental compliance and clean-up activities approximated $0.6 million.

Sale of Clark Material Handling Company ("CMHC")

Clark sold its forklift truck business, CMHC, to Terex Corporation ("Terex") in 1992. As part of the sale, Terex and CMHC assumed substantially all of the obligations of Clark relating to CMHC operations, including: 1) contingent liabilities of the Company with respect to floor plan and rental repurchase agreements, 2) certain guarantees of obligations of third parties, and 3) existing and future product liability claims involving CMHC products. In the event that Terex and CMHC fail to perform or are unable to discharge any of the assumed obligations, Clark could be required to discharge such obligations.

     1) Repurchase Agreements

     At the time of the sale, Clark had agreed with an independent finance company to repurchase approximately $220 million of CMHC dealer floor plan and rental inventory in the event of a default by individual dealers for whom the inventory was financed. Since the sale, dealer floor plan and rental inventory obligations have been liquidating in the normal course of business and stand at approximately $34.4 million at March 31, 1995. These obligations will continue to liquidate in an orderly fashion. Clark will not be required to perform these repurchase obligations unless the dealer defaults on the underlying obligations and Terex and CMHC default on their repurchase obligations. Should that occur, the collateral value securing the obligations should be sufficient to reduce any loss to an immaterial amount.

     2) Third Party Guarantees

     Clark has guaranteed approximately $13.5 million of obligations of third parties relating to the CMHC operation. Approximately $8.2 million of these guarantees relate to national account rental arrangements with a number of large, creditworthy customers. Approximately $5.3 million relate to capital loans given by a finance company to independent CMHC dealers, which are secured by a lien on substantially all of the dealer's assets. These guaranteed obligations are expected to liquidate over time. Clark believes, based on experience, that the national account customers and dealers, who are the primary obligors, will meet their obligations, resulting in immaterial losses to Clark regardless of whether
     CMHC and Terex are able to perform their obligations.

     3) Product Liability Claims

     CMHC had approximately $45 million of accruals relating to existing product liability claims at the time of the sale. Future accidents are likely to occur, which could result in increased product liability exposure over time. Clark could incur losses relating to these product liability claims if CMHC and Terex fail to perform their obligations. The impact of any such losses would be mitigated by available tax benefits and by insurance coverage that is available for catastrophic losses. Cash settlement of product liability claims are generally made over extended periods of time, thereby significantly reducing the impact of cash flow in any one year.

Uncertainty exists as to the ultimate effect on Clark if Terex and CMHC fail to perform these obligations and commitments. While the aggregate losses associated with these obligations could be material, Clark does not believe such an event would materially effect Clark's ability to meet its cash requirements.

In its 1994 annual report on Form 10-K, Terex reported that it earned income of approximately $.5 million for the year ended December 31, 1994. Included in this income are pretax gains of approximately $31 million from the sale of non-strategic assets. Further, at December 31, 1994, Terex had deficit shareholder investment of approximately $56 million. In their report on the financial statements of Terex, Terex's independent accountants, Price Waterhouse LLP, indicate that Terex is required to make significant debt repayments in 1995, which it is seeking to refinance.










                                INGERSOLL-RAND COMPANY

                                      SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       INGERSOLL-RAND COMPANY
                                            (Registrant)






        Date    June 15, 1995           /S/ T.F. McBride
                                       T.F. McBride, Senior Vice
                                       President & Chief Financial Officer

                                       Principal Financial Officer



        Date    June 15, 1995           /S/ R.A. Spohn
                                       R.A. Spohn, Controller -
                                       Accounting and Reporting

                                       Principal Accounting Officer